 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1997

                                                     REGISTRATION NO. 333-17353
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        WESLEY JESSEN VISIONCARE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

        DELAWARE                     3851                     36-4023739
    (STATE OR OTHER           (PRIMARY STANDARD            (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR         CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)
                            333 EAST HOWARD AVENUE
                       DES PLAINES, ILLINOIS 60018-5903
                                (847) 294-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 KEVIN J. RYAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WESLEY JESSEN VISIONCARE, INC.
                            333 EAST HOWARD AVENUE
                       DES PLAINES, ILLINOIS 60018-5903
                                (847) 294-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
   COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:
         DENNIS M. MYERS, ESQ.                  DAVID B. WALEK, ESQ.
           KIRKLAND & ELLIS                         ROPES & GRAY
        200 EAST RANDOLPH DRIVE                ONE INTERNATIONAL PLACE
        CHICAGO, ILLINOIS 60601              BOSTON, MASSACHUSETTS 02110
            (312) 861-2000                         (617) 951-7000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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


                        IMPORTANT EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with a firm-commitment underwritten offering through a group of underwriters (the "Underwritten Offering"), and one to be used in a concurrent direct offering by the Company to employee participants in its Profit Sharing Plan (the "Direct Offering"). The two prospectuses will be identical in all respects except for the front and back cover pages, page 6, the section entitled "Experts" and the section entitled "Underwriting" in the prospectus relating to the Underwritten Offering and will be entitled "Plan of Distribution" in the prospectus relating to the Direct Offering. Pages to be included in the prospectus relating to the Direct Offering in lieu of pages currently contained in the prospectus relating to the Underwritten Offering are marked "Alternate Pages."

                                                             ALTERNATE PAGE

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 22, 1997

PROSPECTUS

                                 100,000 SHARES

                         WESLEY JESSEN VISIONCARE, INC.

[LOGO]                            COMMON STOCK

                                  -----------

  All of the shares of Common Stock, par value $.01 per share ("Common Stock"), offered hereby are being offered directly by Wesley Jessen VisionCare, Inc., a Delaware corporation ("Wesley Jessen" or the "Company") to certain employee participants in the Company's Profit Sharing Plan (the "Direct Offering"). Concurrently with the Direct Offering, the Company is offering (the "Underwritten Offering") an aggregate of 2,400,000 shares of Common Stock to the public through a group of underwriters (the "Underwriters"). The Direct Offering is contingent upon the consummation of the Underwritten Offering. The Direct Offering and the Underwritten Offering are collectively referred to herein as the "Offering."

  Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price to employee participants will be between $17.67 and $19.53 per share. See "Plan of Distribution" for information relating to the factors to be considered in determining the initial public offering price of the Common Stock. The Company expects to receive net proceeds of approximately $45.2 million in connection with the sale of 2,400,000 shares of Common Stock in the Underwritten Offering. The Company estimates that expenses of the Offering will be approximately $1,800,000.

  The Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "WJCO," subject to official notice of issuance.

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

  The shares of Common Stock are offered by the Company subject to approval of certain legal matters by counsel for the Company and certain other conditions, including consummation of the Underwritten Offering. It is expected that delivery of the shares of Common Stock will be made in Chicago, Illinois on or
about            , 1997.

                                  -----------


                The date of this Prospectus is February  , 1997.

                                                             ALTERNATE PAGE

                              THE RECLASSIFICATION

  The Company currently has two classes of issued and outstanding stock, the Class L Common Stock (the "Class L Common") and the Common Stock, which are identical except that each share of Class L Common is entitled to a preferential payment upon any distribution by the Company to holders of its capital stock. Prior to the completion of the Offering, all of the outstanding shares of Class L Common will be reclassified into shares of Common Stock (the "Reclassification") and a 3.133-for-one stock split will be effected as to all of the then outstanding shares of Common Stock (the "Stock Split"). The actual number of shares of Common Stock that will be issued as a result of the Reclassification is subject to change based on the actual initial public offering price and the closing date of this Offering. Unless otherwise stated, all information set forth herein gives effect to the Reclassification and the Stock Split. See "The Reclassification."

  The Company's existing stockholders acquired shares of Common Stock at a price significantly below the estimated initial public offering price. See "Risk Factors--Benefits of the Offering to Existing Stockholders." See "Plan of Distribution" for information relating to factors to be considered in determining the initial public offering price of the Common Stock.

                                  THE OFFERING

Common Stock offered by the Compa-  2,500,000 shares (1)
 ny................................
Common Stock outstanding after the  16,661,116 shares (2)
 Offering..........................
Use of proceeds.................... The net proceeds to be received by the
                                    Company from the Offering will be used to
                                    repay certain outstanding indebtedness
                                    incurred in connection with the Barnes-Hind
                                    Acquisition and for the payment of certain
                                    fees to Bain Capital relating to an
                                    advisory agreement.
Proposed Nasdaq National Market     "WJCO"
 symbol............................

--------

(1) Includes up to 2,400,000 shares of Common Stock being concurrently offered to the general public by the Underwriters pursuant to a separate prospectus. Does not include up to 360,000 shares of Common Stock to be sold by the Company if the Underwriters' over-allotment option is exercised in full in the Underwritten Offering.

(2) Does not include 2,617,570 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of December 31, 1996 and granted to members of management and 1,550,000 shares of Common Stock reserved for issuance to employees or non-employee Directors under the Company's stock incentive plans (collectively, the "Stock Plans"). See "Management."

  The Company is concurrently offering up to 2,400,000 shares of Common Stock to the general public through the Underwriters pursuant to a separate prospectus in the Underwritten Offering. The Direct Offering and the Underwritten Offering are collectively referred to herein as the "Offering."

  Market data used throughout this Prospectus were obtained from internal Company surveys and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not assured. The Company has not independently verified these market data. Similarly, internal Company surveys, while believed by the Company to be reliable, have not been verified by any independent sources. Aquaflex(R), CSI Clarity(R), CSI(R), DuraSoft(R), DuraSoft 2, DuraSoft 3, DuraSoft Optifit, Elegance, FreshLook(R), Gentle Touch, Hydrocurve, Hydrocurve II(R), Natural Touch, Optifit, Optifit Custom, Polycon(R), Precision UV, SoftPerm(R), Wesley-Jessen(R) and WJ(R) are trademarks of the Company and its subsidiaries.

                                                             ALTERNATE PAGE

                              PLAN OF DISTRIBUTION

  The Company is offering directly to certain employee participants in the Company's Profit Sharing Plan up to an aggregate of 100,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus. Since such shares are being sold directly by the Company and not through the Underwriters, no underwriting discount or commission will be paid to the Underwriters with respect to such shares. The Direct Offering is contingent upon the consummation of the Underwritten Offering.

  Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock in the Underwritten Offering (the "IPO Price") has been determined by negotiation between the Company and the Representatives of the Underwriters. The initial public offering price for the Common Stock in the Direct Offering will be equal to the IPO Price less underwriting discounts and commissions. Among the factors considered in determining the IPO Price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the price-earnings ratios and market price of securities of comparable companies at the time of the Offering. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the IPO Price.

  At the request of the Company, the Underwriters have reserved up to 150,000 shares of Common Stock for sale at the initial public offering price to certain eligible employees and persons having business relationships with the Company and its subsidiaries. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of Common Stock that are not so purchased by such employees at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other shares in the Offering.

  The Company and its executive officers, Directors and certain existing stockholders, who collectively own 14,038,490 shares of Common Stock, have agreed not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the managing underwriter, except, in the case of the Company, for the shares of Common Stock to be issued in connection with the Offering or pursuant to employee benefit plans existing on the date of this Prospectus and in the case of the executive officers, Directors and existing stockholders, for the shares of Common Stock sold in connection with the Offering (if any), sales or dispositions to the Company, certain permitted transfers to related parties that agree to be bound by the foregoing restrictions and certain permitted sales of shares acquired in the open market following the completion of the Offering.

                                                             ALTERNATE PAGE

                                    EXPERTS

  The financial statements of the Company at December 31, 1995 and September 28, 1996 and for the periods from June 29, 1995 through December 31, 1995 and January 1, 1996 through September 28, 1996 and the financial statements of the Predecessor at December 31, 1994 and for the period from January 1, 1995 through June 28, 1995 and the years ended December 31, 1993 and 1994 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated balance sheet of Pilkington Barnes Hind Group as of March 31, 1996 and 1995 and the consolidated statements of income, parent company investment, and cash flows for each of the years then ended, included in this Prospectus, have been so included in reliance on the report, which includes explanatory paragraphs relating to substantial doubt regarding the entity's ability to continue as a going concern and the sale of certain assets and liabilities of the entity, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations). Certain partners of Kirkland & Ellis are partners in Randolph Street Partners, which owns 24,817 shares of Common Stock. Kirkland & Ellis has from time to time represented, and may continue to represent, Bain Capital and certain of its affiliates (including the Company) in connection with certain legal matters.

                             ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

  Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or any part thereof may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and to make available quarterly reports containing unaudited summary financial information for the first three fiscal quarters of each fiscal year.

                                                             ALTERNATE PAGE
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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR
A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY
SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
The Company...............................................................   17
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   20
The Reclassification......................................................   20
Capitalization............................................................   21
Dilution..................................................................   22
Unaudited Pro Forma Financial Data........................................   23
Supplemental Unaudited Pro Forma Financial Data...........................   35
Selected Historical Consolidated
 Financial Data...........................................................   39
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   42
Business..................................................................   52
Management................................................................   69
Principal Stockholders....................................................   78
Certain Transactions......................................................   80
Description of Certain Indebtedness.......................................   81
Description of Capital Stock..............................................   83
Shares Eligible for Future Sale...........................................   86
Plan of Distribution......................................................   88
Experts...................................................................   89
Legal Matters.............................................................   89
Additional Information....................................................   89
Index to Financial Statements.............................................  F-1

 UNTIL              , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

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                                100,000 SHARES

                                    [LOGO]

                        Wesley Jessen VisionCare, Inc.

                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS

                               -----------------




                               FEBRUARY   , 1997

--------------------------------------------------------------------------------
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

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON JANUARY 27, 1997.

                                          Wesley-Jessen VisionCare, Inc.

                                                     /s/ Kevin J. Ryan
                                          By: _________________________________
                                                       Kevin J. Ryan
                                               President and Chief Executive
                                                          Officer

                                    * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----


                 *                   Chairman of the Board          January 27, 1997
____________________________________
        Stephen G. Pagliuca

                 *                   President and Director         January 27, 1997
____________________________________   (principal executive
           Kevin J. Ryan               officer)

                 *                   Chief Financial Officer,       January 27, 1997
____________________________________   Treasurer and Director
          Edward J. Kelley             (principal financial and
                                       accounting officer)

                 *                   Director                       January 27, 1997
____________________________________
           Adam W. Kirsch

                 *                   Director                       January 27, 1997
____________________________________
            John W. Maki

                 *                   Director                       January 27, 1997
____________________________________
            John J. O'Malley

       /s/ Kevin J. Ryan
*By: _______________________________ Attorney-in-fact               January 27, 1997
        Kevin J. Ryan

                                     II-5